EXHIBIT 99.1

For Release at 7:30 a.m. (EDT)

Entegris Announces Preliminary Results for Fiscal First Quarter

Sales and Profits Expected to Exceed Guidance

CHASKA (MINNEAPOLIS), Minn., May 2, 2006 – Entegris, Inc. (Nasdaq: ENTG), the global leader in materials integrity management, today reported preliminary results for its fiscal first quarter ended April 1, 2006. The Company expects sales from continuing operations to be $158 million, 7 percent above its sales for the three-month period ended November 26, 2005 and above the high end of the Company’s previous first-quarter guidance of $154 million. The Company also expects its first-quarter profits to exceed the high end of its previous guidance of $0.05 per diluted share on a GAAP basis and $0.11 per diluted share on non-GAAP basis. Non-GAAP net operating earnings are adjusted for merger-related and other restructuring charges and expenses.

“Our sales growth in the first quarter was driven by strong order momentum across our product lines,” said Gideon Argov, president and chief executive officer of Entegris.

Details of the Company’s actual financial results will be issued as previously indicated on Tuesday, May 9, 2006 before the opening of the market. A teleconference to discuss the Company’s first-quarter results will be held that same day at 10:00 a.m. Eastern Time. The call will also be webcast live and as a replay on demand on the Entegris website, www.entegris.com. For more information please visit the Entegris website and refer to the press release issued on April 13, 2006.

ABOUT ENTEGRIS

Entegris is the global leader in materials integrity management – purifying, protecting and transporting critical materials used in high technology products, processes and services. Entegris and Mykrolis completed their merger to create the new Entegris in August 2005. The merged Company delivers technology, product and service solutions to the semiconductor and other high-tech industries. Entegris is ISO 9001 certified and has manufacturing, customer service and/or research facilities in the United States, China, France, Germany, Japan, Malaysia, Singapore, South Korea and Taiwan. Additional information can be found at www.entegris.com.